The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Form of Initial Summary Prospectus

StarStream℠

Flexible Premium Variable Deferred Annuity

Issued by Depositor

AuguStar® Life Insurance Company

in all states except in New York

AuguStar Variable Account A

Initial Summary Prospectus for New Investors

[ ], 2025

This summary prospectus summarizes key features of StarStream Variable Annuity, a flexible premium deferred variable annuity contract. Before You invest, You should also review the Contract’s prospectus, which contains more information about the Contract’s features, benefits and risks. You can find the current prospectus and other information about the Contract online at [insert website]. You can also obtain this information at no cost by calling 888.925.6446, emailing [AnnuityService@augustarfinancial.com], or by writing to One Financial Way, Montgomery, Ohio 45242.

You may cancel your Contract within 10 days of receiving it without paying fees or penalties. We reserve the right to invest your Contract Value in a money market portfolio during the right to examine period, in which case We will allocate your money according to your instructions at the end of the applicable right to examine period. In some states, the cancellation period may be longer. Upon cancellation, You will receive either a full refund of the amount You paid with your application or your total Contract value. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

These securities have not been approved or disapproved by the Securities and Exchange Commission (SEC), nor any state securities commission, nor has the SEC passed upon the accuracy or adequacy of this summary prospectus. Any representation to the contrary is a criminal offense. Additional information about certain investment products, including variable annuities, has been prepared by the SEC’s staff and is available at www.Investor.gov.

This summary prospectus must be accompanied by the current Rate Sheet Supplement that specifies the current initial Optional Benefit Fee, the current Roll-Up Rate, Roll-Up Period, current Deferral Credit Rate, and MPAW Rates.

Glossary

Accumulation Phase – The period during which You invest your Purchase Payments.

Benefit Date – The date an Optional Benefit becomes effective.

Benefit Anniversary – A reoccurring date that occurs on the same date monthly, quarterly (a consecutive three (3) month period), or yearly from the Benefit Date.

Benefit Year – Beginning on the Benefit Date, each one (1) year period that an Optional Benefit remains in-force.

Covered Life – The person or persons whose lifetime withdrawals or income are guaranteed.

Deferral Credit Rate – A percentage added to the Maximum Protected Annual Withdrawal Rate, if Withdrawals are deferred for the Deferral Credit Period(s). For new Optional Benefit elections, the Deferral Credit Rate is provided in the Rate Sheet Supplement that must accompany this prospectus.

Deferral Credit Period – The period(s) of time after which the Deferral Credit Rate will be applied if Withdrawals are deferred.

Fixed Account – An account, if available, in which You may invest Purchase Payments and earn a fixed rate of return. Fixed Accounts are obligations of the General Account.

Enhanced Dollar Cost Averaging (EDCA) – An automatic transfer program under which a specified dollar amount or percentage of Contract Value is systematically transferred from the EDCA Fixed Account to one or more eligible Variable Portfolios on a periodic basis.

Good Order – the necessary, complete, and accurate forms and/or information that You are required to provide to Us so that We may complete a requested transaction.

Investment Requirements – If You elect an Optional Benefit, You must be invested in accordance with certain requirements outlined in Appendix B – Optional Benefit Investment Requirements.

Optional Benefit – A benefit designed to help create guaranteed withdrawals or income for life and provide some protection against certain financial risks. An Optional Benefit may provide a death benefit that does not reduce for certain withdrawals.

Maximum Annual Protected Death Benefit Fee Adjustment – The maximum rate the Protected Death Benefit Fee may be adjusted by in any Benefit Year, after the Protected Death Benefit Charge Freeze Period. For new Optional Benefit elections, the Maximum Protected Death Benefit Fee Rate Adjustment per Benefit Year is provided in the Rate Sheet Supplement that must accompany this prospectus.

Maximum Protected Annual Withdrawal (MPAW) – The maximum amount that may be withdrawn each Benefit Year after entering the Protected Lifetime Withdrawal Period or the Protected Lifetime Income Period.

Maximum Protected Annual Withdrawal (MPAW) Rate – The percentage used to calculate the MPAW amount; it is an age-based percentage that is locked in at the commencement of the Protected Lifetime Withdrawal Period. For new Optional Benefit elections, the potential MPAW Rates are provided in the Rate Sheet Supplement that must accompany this prospectus.

Maximum Protected Death Benefit Fee – The maximum rate that the Protected Death Benefit Fee may be increased to, after the Protected Death Benefit Charge Freeze Period.

Protected Benefit Base – For an Optional Benefit, a value used to determine the fee and the maximum amount that may be withdrawn or taken as income each Benefit Year after entering the Protected Lifetime Income Period or the Protected Lifetime Withdrawal Period.

Protected Death Benefit – A death benefit equal to the greater of the Protected Death Benefit Base or the Contract Value.  This term is only applicable to Protector.

Protected Death Benefit Base – The value used to determine the Protected Death Benefit. This term is only applicable to Protector.

Purchase Payments – the money You give us to buy and invest in the contract.

Protected Fixed Account - A Fixed Account available only with the Optional Benefits, in which You are required to allocate to, and which earns a fixed rate of return.

Protected Lifetime Income Amount – The annual income amount paid during the Protected Lifetime Income Period that is equal to the MPAW amount.

Protected Lifetime Withdrawal - Any Withdrawal amount up to the greater of the MPAW or Required Minimum Distributions (RMD) amount, as applicable for a Benefit Year during the Protected Lifetime Withdrawal Period.

Trust(s) – The Trust(s) serve as the underlying investment vehicle(s) for the Variable Portfolios. Each Portfolio Company is a series of a Trust.

Portfolio Companies – The underlying investment portfolios of the Trusts in which a Variable Portfolio invests.

Variable Portfolio(s) – A variable investment option available under the contract. Each Variable Portfolio, which is a subaccount of the separate account, invests in shares of one of the Portfolio Companies. Each Portfolio Company has its own investment objective.

We, Us, Our, the Company, AuguStar, AuguStar Life – AuguStar Life Insurance Company.

You, Your – the Owner.

Overview of the Contract

Purpose

This contract is designed to help You save for retirement or other long-term goals by offering a range of investment options during the accumulation period.

It can also provide:

●	A Death Benefit to protect your chosen Beneficiaries.
●	Optional Living Benefits that provide for lifetime withdrawal guarantees, subject to conditions.
●	Annuity Income Payments that can provide steady income during retirement.

This contract is best suited for people with long-term financial goals. It may not be appropriate for You if You expect to need your money in the short term or plan to move your investments around frequently.

Phases of the Contract

The Contract has two phases: (1) an accumulation (savings) phase, prior to the Annuity Payout Date; and (2) an income phase, after the Annuity Payout Date.

Accumulation Phase. To help You accumulate assets during the Accumulation Phase, You can invest your Purchase Payments and earnings in:

●	Variable Portfolios available under the Contract, each of which invests in a Portfolio Company with its own investment objective, strategies, and risks; investment advisor(s); expense ratio; and performance history; and
●	Fixed Account(s), if available, which guarantees principal and a minimum interest rate.

Additional information about each Variable Portfolio and Fixed Account is provided in Appendix A: Investment Options Available Under the Contract.

Income Phase. You can enter the income phase by electing to annuitize your Contract and turn your Contract Value into a stream of income payments (Annuity Income Payments).  Annuitizing your Contract ends the Accumulation Phase. At the time of annuitization, You will elect the duration of the Annuity Income Payments—either for a fixed period of time or for the duration of the Annuitant’s (and, if applicable, the joint Annuitant’s) life.  You also elect whether the Annuity Income Payments will be fixed or variable.  After annuitization begins, the only value associated with the contract is the Annuity Income Payments. Unless otherwise specified in the annuity option, amounts cannot be withdrawn from the Contract.  Additionally, once the contract is annuitized, there is no death benefit.  This means that upon the death of the Annuitant (and the Annuitant’s spouse if a joint annuity option was elected), all payments stop and the contract terminates, unless the particular annuitization option provides otherwise.  If You elect an Optional Benefit, You may enter the income phase by annuitizing the contract; however, your Optional Benefit will terminate and your remaining Contract Value will be applied to the selected annuity option. If your contract is still in the Accumulation Phase on the Latest Annuity Payout Date, your Optional Benefit will automatically enter the Protected Lifetime Income Period and your remaining contract value will be forfeited to us. Alternatively, You could elect to annuitize your contract and apply your remaining contract value to an annuity option.

Contract Features

Enhanced Dollar Cost Averaging. At no additional charge, You may participate in Enhanced Dollar Cost Averaging, which automatically transfers a dollar amount or percentage of money from the EDCA Fixed Account to pre-selected Variable Portfolios. Certain restrictions apply.

Deposits to the Account. You can apply additional Purchase Payments to the contract until the Annuity Payout Date, subject to certain restrictions.

Withdrawals from the Contract. You can withdraw some or all of your Contract Value at any time prior to annuitization, subject to certain restrictions. A Withdrawal Charge may apply, as well as taxes and tax penalties. Withdrawals may also reduce the value of your Contract’s benefits (including the death benefit and any Optional Benefit), perhaps significantly. After annuitization, withdrawals are not permitted unless otherwise specified by the applicable annuity option.

Optional Benefits.  There are four optional guaranteed lifetime withdrawal benefits available for an additional charge. Each provides for Protected Lifetime Withdrawals and Protected Lifetime Income, provided that certain conditions are satisfied. Each Optional Benefit (other than Level, which is the base version) also includes one or more enhanced features. In addition, each Optional Benefit includes a deferral credit feature. If You wait until the end of the Deferral Credit Period to take your first Protected Lifetime Withdrawal, You may be eligible to add the applicable Deferral Credit Rate to your MPAW Rate, thereby increasing your withdrawal benefit.

You may elect only one Optional Benefit at a time. Optional Benefits are only available for election at contract issue and upon spousal continuation. The Optional Benefits are:

●	Level
●	Daily
●	Boost
●	Protector

Standard Death Benefit. If the Annuitant dies during the Accumulation Phase, the Beneficiary will receive the Return of Purchase Payment death benefit which offers the greater of the (a) Contract Value or (b) Purchase Payments proportionally reduced for Withdrawals. There is no additional charge for this death benefit.

Optional Death Benefit. If You elect the “Protector” Optional Benefit for an additional charge, it will include an enhanced death benefit (Protected Death Benefit) that replaces the standard death benefit. There is a second additional charge associated with the Protected Death Benefit. Under the Protected Death Benefit, Protected Lifetime Withdrawals will not reduce the death benefit’s guarantee.

Spousal Continuation. If your surviving spouse chooses to continue the contract under the spousal continuation and becomes the sole owner and Annuitant, your surviving spouse will continue to receive the economic benefit of the death benefit upon the death of the other spouse, subject to certain conditions.

Tax Deferral. Your Purchase Payments accumulate earnings, if any, on a tax-deferred basis. This means your earnings are not taxed until You take money out of your Contract, such as when (1) You take a withdrawal; (2) You receive an Annuity Income Payment (or Protected Lifetime Income under an Optional Benefit), or (3) upon payment of a death benefit.

Rebalancing. At no additional charge, You can arrange to have us automatically reallocate your Contract Value among your Variable Portfolios periodically to maintain your selected allocation percentages. Certain restrictions apply.

Systematic Withdrawal. At no additional charge, You can elect to receive periodic withdrawals from your contract on a monthly, quarterly, semi-annual, or annual basis. Certain restrictions apply.

Important Information You Should Know About the Contract

Fees, Expenses, and Adjustments				Location in Prospectus
Are There Charges or Adjustments for Early Withdrawals?	Yes. If you withdraw money from the contract within [X] years after your last Purchase Payment, a withdrawal charge may apply. The maximum withdrawal charge is [X%], as a percentage of Purchase Payments withdrawn. For example, if you make an early withdrawal, you could pay a withdrawal charge of up to [$X] on a $100,000 investment. This loss will be greater if there are taxes or tax penalties.			Fees and Expenses Table Fees and Charges the Company Deducts - Withdrawal Charge
Are There Transaction Charges?	Yes. In addition to Withdrawal Charges, you may be charged for other transactions. You will be charged for each transfer after 25 transfers in any contract year during the Accumulation Phase. There may be taxes on Purchase Payments.			Fees and Expenses Table Fees and Charges the Company Deducts - Transfer Fee
Are There Ongoing Fees and Expenses?	Yes. The table below describes the fees and expenses that you may pay each year, depending on the investment options and optional benefits you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected			Fees and Expenses Table Fees and Charges the Company Deducts Appendix A – Investment Options Available under the Contract

	Annual Fee	Minimum	Maximum
	1. Base Contract	[X.XX%][1]	[X.XX%][1]
	2. Portfolio Company fees and expenses	[X.XX%][2]	[X.XX%][2]
	3. Optional benefits available for an additional charge (for a single optional benefit, if elected)	See Rate Sheet Supplement [3]	See Rate Sheet Supplement [3]

[1] As a percentage of the average daily net asset value in the Variable Portfolios. A $50 Annual Contract Fee may also apply.

[2] As a percentage of Portfolio Company average net assets, before any expense reimbursement or fee waiver arrangement.

[3] Will be the current charge for least expensive (minimum) and most expensive (maximum) Optional Benefit.

Because your contract is customizable, the choices you make affect how much you will pay.  To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges.  This estimate assumes that you do not take withdrawals from the Contract, which could add withdrawal charges that substantially increase costs.

Lowest Annual Cost: $ [XXX,XXX]	Highest Annual Cost: See Rate Sheet Supplement

Assumes:

● Investment of $100,000

● 5% annual appreciation

● Least expensive Portfolio Company fees and expenses

● No Optional Benefits

● No sales charges

● No additional Purchase Payments, transfers or withdrawals

Assumes:

● Investment of $100,000

● 5% annual appreciation

● Most expensive combination of Optional Benefits and Portfolio Company fees and expenses

● No sales charges

● No additional Purchase Payments, transfers

or withdrawals

RISKS
Is There a Risk of Loss from Poor Performance?	Yes. You can lose money by investing in this contract.	Principal Risks of Investing in the Contract
Is this a Short-Term Investment?	No. This contract is not designed for short-term investing and may not be appropriate for an investor who needs ready access to cash. Withdrawals from the Contract may result in withdrawal charges, taxes, and tax penalties. Withdrawals could significantly reduce the value of your contract and also significantly reduce or terminate contract guarantees. Tax deferral and long-term income are generally more beneficial to long-term investors.	Principal Risks of Investing in the Contract
What Are the Risks Associated with the Investment Options?	The Contract is subject to risk of poor investment performance and can vary depending on the performance of the Variable Portfolios under the Contract. The Variable Portfolios and the Fixed Accounts, if available, each have their own unique risks. Investors should review the available investment options before making an investment decision.	Principal Risks of Investing in the Contract More Information – Investment Options
What Are the Risks Related to the Insurance Company?

An investment in the Contract is subject to risks related to us, AuguStar Life Insurance Company. Any obligations (including under the Fixed Accounts),

guarantees, and benefits of the contract are subject to the claims-paying ability of AuguStar Life. More information about AuguStar Life, including our financial strength ratings, is available upon request by calling us at 888.925.6446.

AuguStar Life Insurance Company Principal Risks of Investing in the Contract

RESTRICTIONS
Are There Restrictions on the Investment Options?	Yes. There are restrictions that may limit the investment options that you may choose. We reserve the right to limit your allocation of Purchase Payments to no more than 10 of the available investment options with prior written notice. We reserve the right to add, remove, or substitute Variable Portfolios. The minimum transfer amount is [XX]. Your ability to transfer amounts from and to the Fixed Accounts, if available, may be restricted. We reserve the right to refuse or limit subsequent Purchase Payments.	More Information – Investment Options Principal Risks of Investing in the Contract Appendix A – Investment Options Available under the Contract
Are There any Restrictions on Contract Benefits?

Yes. There are restrictions and limitations relating to benefits offered under the Contract (e.g., death benefits, Optional Benefits). Except as otherwise provided, a benefit may not be modified or terminated by the Company.

Optional Benefits are subject to Investment Requirements that limit or restrict the investment options available for investment. If you elect an Optional Benefit, you may be required to invest a certain percentage of your contract value in certain Variable Portfolios and/or the Protected Fixed Account, which is only available with certain Optional Benefits.  We reserve the right to modify any Investment Requirements in the future.

We reserve the right to discontinue offering any Optional Benefit for new contracts.  We reserve the right to refuse or limit subsequent Purchase Payments.

Withdrawals may significantly reduce the value of your Contract benefits, including the death benefit.

Withdrawals that exceed limits specified by the terms of an Optional Benefit may reduce the benefit by an amount greater than the value withdrawn, and/or could terminate the Optional Benefit.

Benefits Available Under the Contract Optional Benefits Standard Benefits Principal Risks of Investing in the Contract Appendix B – Optional Benefit Investment Requirements
TAXES
What Are the Contract’s Tax Implications?	Consult with a tax professional to determine the tax implications of an investment in and payments received under this Contract. If the Contract is purchased through a tax-qualified plan or IRA, there is no additional tax deferral. Earnings in the Contract are taxed at ordinary income tax rates at the time of withdrawal and there may be tax penalties if withdrawals are taken before you reach age 59 ½.	Taxes

CONFLICTS OF INTEREST
How Are Investment Professionals Compensated?	Your financial professional may receive compensation for selling this Contract to you in the form of commissions, revenue sharing, and other compensation programs. Accordingly, your financial professional may have a financial incentive to offer or recommend this Contract over another investment. You should ask your financial professional about how they are compensated.	More Information – Distribution of the Contract
Should I Exchange My Contract?	Some financial professionals have a financial incentive to offer an investor a new contract in place of the one the investor already owns. An investor should only exchange their contract if the investor determines, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is preferable for the investor to purchase the new contract rather than continue to own the existing contract.	More Information – Distribution of the Contract

Benefits Available Under the Contract

The following tables summarize the Contract’s benefits during the Accumulation Phase. Benefits have age and eligibility restrictions. For new Optional Benefit elections, current annual charges for the Optional Benefits are provided in the Rate Sheet Supplement, available at [insert website].

Optional Benefits (Optional Guaranteed Lifetime Withdrawal Benefits)

Name of Benefit	Purpose	Optional Benefit Fee Max	Brief Description of Restrictions/Limitations
Level	Provides Protected Lifetime Withdrawals and Protected Lifetime Income.	[X.XX%] (as a percentage of the Protected Benefit Base)

●   May be elected only at time of contract issue or on contract anniversary upon spousal continuation.

●   Restricted to owners of certain ages.

●   See Rate Sheet Supplement for terms applicable to new elections.

●   All withdrawals prior to the Protected Lifetime Income Period are withdrawals of your own Contract Value (not payments from our assets).

●   Protected Lifetime Income Period occurs, if ever, on the earlier of (a) the Latest Annuity Payout Date or (b) the date the Contract Value is reduced to zero for any reason other than a Pre-Lifetime Withdrawal or Excess Withdrawal.

●   Only one Pre-Lifetime Withdrawal is available and can significantly reduce or terminate your future benefit. A reduction to your future benefit could be more than the amount withdrawn.

●   Fee may be increased after the Charge Freeze Period; opting out of a fee increase will affect the benefit and the Contract.

●   Maximum Protected Annual Withdrawal Rate depends on the age of the Covered Life at first withdrawal and deferral of withdrawals.

●   Roll-Ups to Roll-Up Base do not apply after the Roll-Up Period expires.

●   Subsequent Purchase Payments after Benefit Year 1 will reduce the Deferral Credit Rate.

●   Excess Withdrawals during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the Benefit. A reduction to your benefit could be more than the amount withdrawn.

●   Investment Requirements apply.

●   Purchase Payments may be subject to additional restrictions.

●   Subject to termination conditions

Daily	Provides Protected Lifetime Withdrawals and Protected Lifetime Income. Designed for individuals who want more frequent Step-Up opportunities.	[X.XX%] (as a percentage of the Protected Benefit Base)

●   No guarantee that more frequent Step-up opportunities will increase your benefit, or that any increase in your benefit will be more valuable than the additional fees You incur for the enhanced feature.

●   May be elected only at time of contract issue or on contract anniversary upon spousal continuation.

●   See Rate Sheet Supplement for terms applicable to new elections.

●   Restricted to owners of certain ages.

●   All withdrawals prior to the Protected Lifetime Income Period are withdrawals of your own Contract Value (not payments from our assets).

●   Protected Lifetime Income Period occurs, if ever, on the earlier of (a) the Latest Annuity Payout Date or (b) the date the Contract Value is reduced to zero for any reason other than a Pre-Lifetime Withdrawal or Excess Withdrawal.

●   Only one Pre-Lifetime Withdrawal is available and can significantly reduce or terminate your future benefit. A reduction to your future benefit could be more than the amount withdrawn.

●   Fee may be increased after the Charge Freeze Period; opting out of a fee increase will affect the benefit and the Contract.

●   Maximum Protected Annual Withdrawal Rate depends on the age of the Covered Life at first withdrawal and deferral of withdrawals.

●   Roll-Ups to Roll-Up Base do not apply after the Roll-Up Period expires.

●   Subsequent Purchase Payments after Benefit Year 1 will reduce the Deferral Credit Rate.

●   Excess Withdrawals during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the Benefit. A reduction to your benefit could be more than the amount withdrawn.

●   Investment Requirements apply.

●   Purchase Payments may be subject to additional restrictions.

●   Subject to termination conditions

Boost	Provides Protected Lifetime Withdrawals and Protected Lifetime Income. Designed for individuals who want a lower Maximum Protected Withdrawal Rate during the Lifetime Income Period in exchange for a higher Maximum Protected Annual Withdrawal Rate during the Lifetime Withdrawal Period.	[X.XX%] (as a percentage of the Protected Benefit Base)

●   No guarantee that the increase in your benefit due to a relatively higher Maximum Protected Annual Withdrawal Rate will be more valuable than the additional fees You incur for the enhanced feature.

●   May be elected only at time of contract issue or on contract anniversary upon spousal continuation.

●   See Rate Sheet Supplement for terms applicable to new elections.

●   Restricted to owners of certain ages.

●   All withdrawals prior to the Protected Lifetime Income Period are withdrawals of your own Contract Value (not payments from our assets).

●   Protected Lifetime Income Period occurs, if ever, on the earlier of (a) the Latest Annuity Payout Date or (b) the date the Contract Value is reduced to zero for any reason other than a Pre-Lifetime Withdrawal or Excess Withdrawal.

●   Only one Pre-Lifetime Withdrawal is available and can significantly reduce your future benefit. The reduction to your future benefit could be more than the amount withdrawn.

●   Fee may be increased after the Charge Freeze Period; opting out of a fee increase will affect the benefit and the Contract.

●   Maximum Protected Annual Withdrawal Rate depends on the age of the Covered Life at first withdrawal and deferral of withdrawals.

●   Maximum Protected Annual Withdrawal Rates during the Lifetime Income Period are lower than rates during the Lifetime Withdrawal Period.

●   Roll-Ups to Roll-Up Base do not apply after the Roll-Up Period expires.

●   Subsequent Purchase Payments after Benefit Year 1 will reduce the Deferral Credit Rate.

●   Excess Withdrawals during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the Benefit. A reduction to your benefit could be more than the amount withdrawn.

●   Investment Requirements apply.

●   Purchase Payments may be subject to additional restrictions.

●   Subject to termination conditions

Protector	Provides Protected Lifetime Withdrawals, Protected Lifetime Income and a Protected Death Benefit that is not reduced by Protected Lifetime Withdrawals.	[X.XX%] (as a percentage of the Protected Benefit Base) and [X.XX%] (as a percentage of the Protected Death Benefit Base)

●   No guarantee that the death benefit will become payable, that the amount paid would be greater than the standard death benefit, or that the increase in the death benefit (if any) will be more valuable than the additional fees You incur for the enhanced feature.

●   May be elected only at time of contract issue or on contract anniversary upon spousal continuation.

●   See Rate Sheet Supplement for terms applicable to new elections.

●   Restricted to owners of certain ages.

●   All withdrawals prior to the Protected Lifetime Income Period are withdrawals of your own Contract Value (not payments from our assets).

●   Protected Lifetime Income Period occurs, if ever, on the earlier of (a) the Latest Annuity Payout Date or (b) the date the Contract Value is reduced to zero for any reason other than a Pre-Lifetime Withdrawal or Excess Withdrawal.

●   Protected Death Benefit will terminate if Contract Value is reduced to $0 or You enter into the Protected Lifetime Income Period.

●   An additional fee applies to the Protected Death Benefit.

●   Only one Pre-Lifetime Withdrawal is available and can significantly reduce or terminate your future benefit. A reduction to your future benefit could be more than the amount withdrawn.

●   Fees may be increased after the Charge Freeze Period; opting out of a fee increase will affect the benefit and the Contract.

●   Maximum Protected Annual Withdrawal Rate depends on the age of the Covered Life at first withdrawal and deferral of withdrawals.

●   Roll-Ups to the Roll-Up Base do not apply after the Roll-Up Period expires.

●   Subsequent Purchase Payments after Benefit Year 1 will reduce the Deferral Credit Rate.

●   Excess Withdrawals during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the Benefit. A reduction to your benefit could be more than the amount withdrawn.

●   Investment Requirements apply.

●   Purchase Payments may be subject to additional restrictions.

●   Joint Covered Lives option is not available.

●   Subject to termination conditions

Standard Benefits (automatically included in the Contract)

Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/Limitations
Return of Purchase Payment Death Benefit	Provides a Death Benefit upon the death of Annuitant that is at least the higher of: (a) the Contract Value and (b) the total amount You paid in, proportionally reduced for any withdrawals.	No additional charge

●   Replaced by the Protected Death Benefit if the Protector Optional Benefit is elected.

●   Terminates on annuitization.

●   Terminates if Contract Value is reduced to $0.

●   Withdrawals may significantly reduce or terminate benefit.

Enhanced Dollar-Cost Averaging	Automatically transfers a dollar amount from the EDCA Fixed Accumulation Account to the pre-selected Variable Portfolios on a monthly or quarterly basis.	No additional charge

●   Available only during the Accumulation Phase.

●   The minimum amount for each transfer is $300.

●   Transfers may monthly or quarterly for a 6 months or 12 month duration.

●   Transfers will not count towards the free transfer limit allowed per year.

●   Only applies to new Purchase Payments.

Rebalancing	Allows You to automatically reallocate your Contract Value among your Variable Portfolios on a periodic basis based on your allocation instructions	No additional charge	● Available only during the Accumulation Phase. ● Transfers are available quarterly, semi-annually, or annually. ● Transfers will not count towards the free transfer limit allowed per year.
Systematic Withdrawal	Allows You to receive periodic withdrawals from your contract	No additional charge

●   Available only during the Accumulation Phase.

●   Minimum withdrawal amount is $__.

●   Withdrawals may occur on a monthly, quarterly, semi-annual, or annual basis.

●   Participation in program may be restricted if an Optional Benefit is elected.

Buying the Contract

Purchasing the Contract

To purchase the contract, you must submit your initial Purchase Payment and required paperwork in Good Order to us through a financial professional. All contracts must have a single Annuitant.

If you do not elect an Optional Benefit, the minimum and maximum age (determined at the time the application is signed) based on the Annuitant is 18-85 years old.

If you elect an Optional Benefit, the minimum and maximum ages (determined at the time the application is signed) to issue the contract are as follows:

Single Covered Life

	Minimum Age (based on the Covered Life)	Maximum Age (based on the Covered Life)
Level, Daily, and Boost	45	85
Protector	45	75

For a single Covered Life, the Covered Life is the Annuitant who must be the Owner.

Joint Covered Lives

	Minimum Age (based on the younger Covered Life)	Maximum Age (based on the older Covered Life)
Level, Daily, and Boost	45	85
Protector	N/A	N/A

For joint Covered Lives, the Covered Lives are the Annuitant and their spouse on the Benefit Date. The spouse must be named joint Owner or the primary Beneficiary. The contract will be issued based on the Annuitant’s age; however, the minimum age eligibility will be based on the younger Covered Life and the maximum age eligibility will be based on the older Covered Life.

Minimum Purchase Payments

You must make an initial Purchase Payment to purchase the Contract. Your initial Purchase Payment will be your initial investment in the Contract. After the Contract is issued, during the Accumulation Phase, You can make subsequent Purchase Payments, which would be additional investments in the Contract.

The table below shows the Purchase Payment minimums under the Contract.

	Minimum Initial Purchase Payment	Minimum Subsequent Purchase Payment	Minimum Automatic Bank Draft Subsequent Purchase Payment
Qualified Contracts	$10,000	$300	$300
Non-Qualified Contracts	$10,000	$500	$300

The maximum Purchase Payment is $1,000,000 without our approval. The maximum Purchase Payment is measured per life, which includes the Annuitant, You (and a joint owner, if applicable). The $1,000,000 per life limit is measured across all variable annuities issued by Us.

If an Optional Benefit is elected, additional Purchase Payments after the first yearly Benefit Anniversary will be limited to $50,000 per Benefit Year without our prior approval. In addition, the total Protected Benefit Base for a Covered Life cannot exceed $10 million. This limit applies in aggregate across all contracts with a guaranteed living benefit You have with us and our affiliates, including contracts issued prior to January 2026. We may limit the additional Purchase Payments to your contract.

Crediting of Purchase Payments

Initial Purchase Payment. Upon acceptance of your application, if all information necessary for issuing a Contract and processing your initial Purchase Payment is in Good Order before the close of the New York Stock Exchange (typically 4:00 pm eastern), We will credit the Purchase Payment to your Contract that day. If We receive all information necessary for issuing a Contract and processing your initial Purchase Payment in Good Order after the close of the New York Stock Exchange or on a non-business day, We will credit the Purchase Payment to your Contract on the next business day. If We do not receive everything necessary to make the application in Good Order within five business days, We will return the Purchase Payment to You immediately unless You specifically consent to having us retain the Purchase Payment until the necessary information is received.

Generally, initial Purchase Payments are allocated according to your instructions on the application. However, in some cases, We will allocate initial Purchase Payments to the money market portfolio during the right to examine period. After the right to examine period, We will reallocate the Contract Value among the investment options based on the instructions contained on the application.

Unless otherwise prohibited by law, no contract is effective until the Purchase Payment is received and the contract is issued during the lifetime of the Annuitant. If the Annuitant dies before the contract is issued and We are not notified at our home office of the Annuitant’s death, our sole obligation is to return the Purchase Payments received to You or your estate upon notice and proof of the death of the Annuitant.

Subsequent Purchase Payments. If We receive a subsequent Purchase Payment in Good Order on a business day before the close of the New York Stock Exchange (typically 4:00 pm eastern), We will credit the Purchase Payment to your Contract that day. If We receive a subsequent Purchase Payment in Good Order after the close of the New York Stock Exchange or on a non-business day, We will credit the Purchase Payment to your Contract on the next business day.

Allocation of Purchase Payments

To purchase the Contract, You must provide us with instructions in Good Order on how to allocate your initial Purchase Payment among the available investment options (i.e., available Variable Portfolios and Fixed Accounts). You may allocate your Purchase Payments to the Investment Options outlined in Appendix A – Investment Options. We reserve the right to limit your allocation of Purchase Payments to no more than 10 of the available investment options with prior written notice. The amount You allocate to any Variable Portfolio or to Fixed Account(s) must equal a whole percent.

After the Contract is issued, if You make a subsequent Purchase Payment, You may provide us with instructions on how to allocate that Purchase Payment among the available investment options. If your instructions are not in Good Order, your Purchase Payment may be rejected. In the absence of instructions, your Purchase Payment will be allocated in accordance with your standing allocation instructions.

You may change your standing allocation instructions for future Purchase Payments at any time by sending written notice to our home office. Such changes are not deemed effective until received by us at our home office. If new allocation instructions in Good Order accompany a subsequent Purchase Payment, those allocation instructions will automatically become your standing allocation instructions unless You instruct us otherwise.

You will be subject to restrictions on allocations if You purchase an Optional Benefit. See Appendix B – Optional Benefit Investment Requirements for more information.

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money

You have several ways to access your Contract Value before Annuity Income Payments begin. You may take partial withdrawals from your contract at any time or, depending on your specific situation, set up systematic withdrawals. You may also request a Full Withdrawal of your contract and receive your Contract Value at any time during the Accumulation Phase.

If We receive a withdrawal request in Good Order on a business day before the close of the New York Stock Exchange (typically 4:00pm eastern), We will process the request that day. If We receive the request in Good Order on a business day after the close of the New York Stock Exchange, or on a non-business day, We will process the request the next business day. We will generally send You the withdrawal amount You request and We will deduct any applicable fees and charges, from your withdrawal amount.

Withdrawals under the Contract may be subject to withdrawal charges, taxes, and tax penalties. Withdrawals will reduce your Contract Value and may reduce the Contract’s benefits, including the death benefit and any Optional Benefit, perhaps significantly. A full withdrawal will terminate the Contract and all of its benefits (unless You have an Optional Benefit and You are in compliance with the benefit’s terms for continuation).

If You elect an Optional Benefit, a Pre-Lifetime Withdrawal (a one-time withdrawal before the Protected Lifetime Withdrawal Period) and any Excess Withdrawal (a withdrawal during the Protected Lifetime Withdrawal Period in excess of the Protected Lifetime Income Amount or the Required Minimum Distribution amount) will reduce your benefit, perhaps significantly. The reduction to your benefit could be greater than the amount withdrawn, and could result in the termination of your benefit.

For more information about withdrawals see the Making Withdrawals: Accessing the Money in Your Contract of your prospectus. Taking a withdrawal may incur a Withdrawal Charge as outlined in the Fees and Charges the Company Deducts section of your Prospectus.

Waiver of the Withdrawal Charge

Each contract year You can withdraw a certain amount from your contract without incurring a withdrawal charge. See the Waiver of the Withdrawal Charge section for more information.

When to expect payments

Generally, We will fulfill requests for payments out of the Variable Portfolios within seven calendar days after the business day the transaction request is received by us in Good Order. Although We generally expect to make payments from our General Account (including the Fixed Accounts) within the same timeframe, to the extent permitted by state law, We may defer the payment of amounts from our General Account for up to six months.

Additional Information about Fees

The tables below describe the fees and expenses You will pay when You buy, own, and make withdrawals from an investment option or your contract. Each of the charges and expenses are more fully described in the “Fees and Charges the Company Deducts” section of the prospectus. Please refer to your contract’s specification page for information about the specific fees You will pay each year based on the options You have elected.

The first table describes the fees and expenses You will pay at the time You buy the contract, make a withdrawal from an investment option or your contract, or transfer contract value between investment options. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.

Transaction Expenses

Withdrawal Charge (as a percentage of Purchase Payments Withdrawn)(1)	[X%]
Transfer Fee(2)	$25

(1)The Withdrawal Charge applies as follows:

Number of completed years from date of Purchase Payment	0	1	2	3	4	5	6	7+
Withdrawal Charge Rate	[X%]	[X%]	[X%]	[X%]	[X%]	[X%]	[X%]	[X% ]

The Withdrawal Charge is deducted from the withdrawal amount paid and will reduce your investment in the Variable Portfolios and the Protected Fixed Account, if available, proportionally. If the amount of a requested withdrawal, plus any applicable withdrawal charges, exceeds the Contract Value allocated to the Variable Portfolios and the Protected Fixed Account (if applicable), the EDCA program will be terminated and the Contract Value allocated to the EDCA Fixed Account will be allocated to the Variable Portfolios according to your allocation instructions before your withdrawal is processed.

The contract includes a withdrawal charge waiver that allows a limited amount of contract value to be withdrawn annually without a withdrawal charge. The maximum amount You can take as a withdrawal annually without a withdrawal charge is the greatest of: (1) 10% of Purchase Payments that are still subject to a withdrawal charge; (2) any amount withdrawn to meet Required Minimum Distributions; or (3) for those contracts with an Optional Benefit, withdrawals up to the MPAW.

(2) We permit 25 free transfers between your Variable Portfolios each contract year. This limit does not apply for transfers made pursuant to our Enhanced Dollar Cost Averaging program or our Rebalancing program.  We may charge You $25 for each additional transfer over 25 in a Contract Year.

The next table describes the fees and expenses that You will pay each year during the time that You own the Contract (not including Portfolio Company fees and expenses). If You choose to purchase an Optional Benefit, You will pay additional charges, as shown below.

Annual Contract Expenses

Annual Contract Fee(1)	$50
Base Contract Expenses
Mortality and Expense Fee (as a percentage of daily net assets in the Variable Portfolios)	[X%]
Administrative Fee (as a percentage of daily net assets in the Variable Portfolios)	[X%]
Optional Benefit Expenses(2)
Daily – Single Covered Life Optional Benefit Fee (as a percentage of the Protected Benefit Base)	[X%]
Daily – Joint Covered Lives Optional Benefit Fee (as a percentage of the Protected Benefit Base)	[X%]
Level – Single Covered Life Optional Benefit Fee (as a percentage of the Protected Benefit Base)	[X%]
Level – Joint Covered Lives Optional Benefit Fee (as a percentage of the Protected Benefit Base)	[X%]
Protector – Single Covered Life(3) Optional Benefit Fee (as a percentage of the Protected Benefit Base) Protected Death Benefit Fee (as a percentage of the Protected Death Benefit Base)	[X%] [X%]
Boost – Single Covered Life Optional Benefit Fee (as a percentage of the Protected Benefit Base)	[X%]
Boost – Joint Covered Lives Optional Benefit Fee (as a percentage of the Protected Benefit Base)	[X%]

(1)	A $50 Annual Contract Fee is assessed on each Contract Anniversary and upon full withdrawal of the Contract. This charge reimburses us for administrative expenses involved in issuing and maintaining the Contract. If on any Contract Anniversary (or on the date of a full surrender) the Contract Value is $50,000 or more, We will waive the Annual Contract Fee.

(2)	This table discloses the guaranteed maximum charge for each Optional Benefit. For new Optional Benefit elections, current charges for the Optional Benefits are disclosed in the Rate Sheet Supplement. After the Charge Freeze Period as identified in the Rate Sheet Supplement, on each yearly Benefit Date Anniversary, We may increase the Optional Benefit Fee by the Maximum Annual Optional Benefit Fee Adjustment amount up to the Maximum Optional Benefit Fee. (In addition, if You elect Protector, We may also increase the Death Benefit Fee by the Maximum Annual Protected Death Benefit Fee Adjustment amount up to the Maximum Protected Death Benefit Fee.) You can opt out of the fee increase by notifying Us In Writing within thirty (30) days of the yearly Benefit Date Anniversary. If You choose to opt out of the fee increase, any future benefit feature increases (such as Roll-ups, Step-ups, and Deferral Credit Rates) will be forfeited. If an Optional Benefit is terminated, the fee(s) for the benefit will no longer be charged.

(3)	Protector is not available with Joint Covered Lives. If You elect Protector, You will pay both the Optional Benefit Fee and the Protected Death Benefit Fee. The Protected Death Benefit Fee is only applicable to Protector.

The next table shows the minimum and maximum total operating expenses charged by the Portfolio Companies that You may pay periodically during the time that You own the Contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of Portfolio Companies available under the Contract, including their annual expenses, may be found at the back of this document. See Appendix A – Investment Options Available Under the Contract.

Annual Portfolio Company Expenses

	Minimum	Maximum
(expenses that are deducted from Portfolio Company assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	[X%]	[X%]

Example

This Example is intended to help You compare the cost of investing in the Variable Portfolios with the cost of investing in other annuity contracts that offer variable options. These costs include transaction expenses, annual Contract expenses, and annual Portfolio Company expenses.

The Example assumes all Contract value is allocated to the Variable Portfolios. Your costs could differ from those shown below if You invest in Fixed Accounts.

The Example assumes that You invest $100,000 in the Variable Portfolios for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of annual Portfolio Company expenses and Optional Benefits available for an additional charge. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	1 year	3 years	5 years	10 years
If You surrender your Contract at the end of the applicable time period:	$[X]	$[X]	$[X]	$[X]
If You annuitize at the end of the applicable time period:	$[X]	$[X]	$[X]	$[X]
If You do not surrender your Contract:	$[X]	$[X]	$[X]	$[X]

Appendix A – Investment Options Available Under the Contract

[TO BE UPDATED BY AMENDMENT]

Variable Portfolios

The following is a list of Portfolio Companies available under the Contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at [___]. You can also request this information at no cost by calling [888.925.6446] or by sending an email request to [AnnuityService@augustarfinancial.com].

If You elect an Optional Benefit, You may only invest in the Variable Portfolios as listed in Appendix B – Optional Benefit Investment Requirements.

The current expenses and performance information below reflects fees and expenses of the Portfolio Companies, but do not reflect the other fees and expense that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio Company’s past performance is not necessarily an indication of future performance.

Type/ Investment Objective	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2024)
			1 year	5 year	10 year
Equity	American Funds® IS Global Growth Fund - Class 4 Adviser: Capital Research and Management Company	[X]%	[X]%	[X]%	[X]%
Equity	American Funds® IS Growth Fund - Class 4 Adviser: Capital Research and Management Company	[X]%	[X]%	[X]%	[X]%
Equity	American Funds® IS Growth-Income Fund - Class 4 Adviser: Capital Research and Management Company	[X]%	[X]%	[X]%	[X]%
Allocation	AVIP Balanced Model Portfolio - Class I Shares Adviser: Constellation Investments, Inc.	[X]%	[X]%	[X]%	[X]%
Foreign Large Cap Blend Equity	AVIP BlackRock Advantage International Equity Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	[X]%	[X]%	[X]%	[X]%
Large Cap Blend Equity	AVIP BlackRock Advantage Large Cap Value Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	[X]%	[X]%	[X]%	[X]%
Corporate Bond	AVIP Bond Portfolio - Class I Shares Adviser: Constellation Investments, Inc.	[X]%	[X]%	[X]%	[X]%
Allocation	AVIP Constellation Managed Risk Balanced Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	[X]%	[X]%	[X]%	[X]%

Type/ Investment Objective	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2024)
			1 year	5 year	10 year
Allocation	AVIP Constellation Managed Risk Growth Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	[X]%	[X]%	[X]%	[X]%
Allocation	AVIP Constellation Managed Risk Moderate Growth Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	[X]%	[X]%	[X]%	[X]%
Intermediate Core-Plus Bond	AVIP Federated Core Plus Bond Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Federated Investment Management Company	[X]%	[X]%	[X]%	[X]%
High Yield Bond	AVIP Federated High Income Bond Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Federated Investment Management Co	[X]%	[X]%	[X]%	[X]%
Large Cap Growth Equity	AVIP Fidelity Institutional AM® Equity Growth Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: FIAM LLC	[X]%	[X]%	[X]%	[X]%
Allocation	AVIP Growth Model Portfolio - Class I Shares Adviser: Constellation Investments, Inc.	[X]%	[X]%	[X]%	[X]%
Large Cap Blend Equity	AVIP Intech U.S. Low Volatility Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Intech Investment Management LLC	[X]%	[X]%	[X]%	[X]%
Allocation	AVIP Moderate Growth Model Portfolio - Class I Shares Adviser: Constellation Investments, Inc.	[X]%	[X]%	[X]%	[X]%
Allocation	AVIP Moderately Conservative Model Portfolio - Class I Shares Adviser: Constellation Investments, Inc.	[X]%	[X]%	[X]%	[X]%
Large Cap Growth Equity	AVIP Nasdaq-100® Index Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Geode Capital Management LLC	[X]%	[X]%	[X]%	[X]%
Large Cap Blend Equity	AVIP S&P 500® Index Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Geode Capital Management LLC	[X]%	[X]%	[X]%	[X]%
Mid Cap Blend Equity	AVIP S&P MidCap 400® Index Portfolio - Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Geode Capital Management LLC	[X]%	[X]%	[X]%	[X]%
Equity	Fidelity® VIP Contrafund® Portfolio - Service Class 2 Adviser: Fidelity Management & Research Company	[X]%	[X]%	[X]%	[X]%
Large Cap Value Equity	Fidelity® VIP Equity-Income PortfolioSM - Service Class 2 Adviser: Fidelity Management & Research Company	[X]%	[X]%	[X]%	[X]%

Type/ Investment Objective	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2024)
			1 year	5 year	10 year
Money Market

Fidelity® VIP Government Money Market Portfolio - Service Class 2

Adviser: Fidelity Management & Research Company

Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research (Hong Kong) Limited

		[X]%	[X]%	[X]%	[X]%
Mid Cap Blend Equity	Fidelity® VIP Mid Cap Portfolio - Service Class 2 Adviser: Fidelity Management & Research Company	[X]%	[X]%	[X]%	[X]%
Allocation	Franklin Income VIP Fund - Class 4 Adviser: Franklin Advisers, Inc.	[X]%	[X]%	[X]%	[X]%
Large Cap Blend Equity	Goldman Sachs U.S. Equity Insights Fund - Service Shares Adviser: Goldman Sachs Asset Management L.P.	[X]%	[X]%	[X]%	[X]%
Equity	Invesco V.I. Comstock Fund - Series II Adviser: Invesco Advisers, Inc.	[X]%	[X]%	[X]%	[X]%
Allocation	Janus Henderson VIT Balanced Portfolio - Service Shares Adviser: Janus Henderson Investors US LLC	[X]%	[X]%	[X]%	[X]%
Equity	Janus Henderson VIT Global Research Portfolio - Service Shares Adviser: Janus Henderson Investors US LLC	[X]%	[X]%	[X]%	[X]%
Equity	Janus Henderson VIT Overseas Portfolio - Service Shares Adviser: Janus Henderson Investors US LLC	[X]%	[X]%	[X]%	[X]%
Equity	Janus Henderson VIT Research Portfolio - Service Shares Adviser: Janus Henderson Investors US LLC	[X]%	[X]%	[X]%	[X]%
Allocation	Macquarie VIP Asset Strategy Series Adviser: Delaware Management Company Subadvisers: Macquarie Investment Management Austria Kapitalanlage AG	[X]%	[X]%	[X]%	[X]%
Mid Cap Growth Equity	MFS® Mid Cap Growth Series - Service Class Adviser: Massachusetts Financial Services Company	[X]%	[X]%	[X]%	[X]%
Fixed Income	PIMCO Income Portfolio - Advisor Share Class Adviser: Pacific Investment Management Company LLC	[X]%	[X]%	[X]%	[X]%
Inflation Protected Bond	PIMCO Real Return Portfolio - Advisor Share Class Adviser: Pacific Investment Management Company LLC	[X]%	[X]%	[X]%	[X]%
(1)	Reflects a temporary fee reduction for this Portfolio Company.

Fixed Accounts

The following is a list of Fixed Accounts currently available under the Contract. We may change the features of the Fixed Accounts listed below, offer new Fixed Accounts, and terminate existing Fixed Accounts. We will provide You with written notice before doing so. See the Fixed Account section of the prospectus for additional information.

Name	Term	Minimum Guaranteed Interest Rate
Protected Fixed Account(1)	12 Months	[X.X]%
EDCA Fixed Account	6 Months	[X.X]%
EDCA Fixed Account	12 Months	[X.X]%
(1)	Available only to Contracts with an Optional Benefit. See Appendix B – Optional Benefit Investment Requirements

Appendix B – Optional Benefit Investment Requirements

If You elect an Optional Benefit, You will be subject to Investment Requirements. You must comply with one of the two following options below. We reserve the right to change the Investment Requirements for new and existing contracts.

Option A – Asset Allocation Model Portfolio

Group 1 Investments must be 20% of the Contract Value	Group 2 Investments must be 80% of the Contract Value

Protected Fixed Account	AVIP Moderately Conservative Model I AVIP Balanced Model I AVIP Moderate Growth Model I

Option B – Build Your Own Allocation

Group 1 Investments must be 20% of the Contract Value	Group 2 Investments must be at least 10% but cannot exceed 80% of the Contract Value	Group 3 Investments cannot exceed 70% of the Contract Value

Protected Fixed Account	AVIP High Income Bond II AVIP Bond II AVIP Core Plus Bond II PIMCO VIT Income Adv PIMCO VIT Real Return Adv Fidelity VIP Government Money Market Svc2	AVIP Growth Model I
AVIP Balanced Model I
Janus Henderson VIT Balanced Svc
Nomura VIP Asset Strategy Series Svc
AVIP Moderate Growth Model I
AVIP Moderately Conservative Model I
Franklin Income VIP 4
AVIP Constellation Managed Risk Moderate Growth I
AVIP Constellation Managed Risk Growth I
AVIP Constellation Managed Risk Balanced I
Janus Henderson VIT Global Research Svc
American Funds IS® Growth 4
AVIP BlackRock Advantage International Equity II
Janus Henderson VIT Overseas Svc
American Funds IS® Growth-Income 4
AVIP Intech U.S. Low Volatility II
AVIP S&P 500® Index II
Goldman Sachs VIT U.S. Equity Insights Svc
American Funds IS® Global Growth 4
AVIP Fidelity Institutional AM® Equity Growth II
AVIP Nasdaq-100® Index II
Fidelity VIP Contrafund Svc2
Janus Henderson VIT Research Svc
Fidelity VIP Equity-Income Svc2
AVIP BlackRock Advantage Large Cap Value II
Invesco V.I. Comstock II
AVIP S&P MidCap 400® Index II
Fidelity VIP Mid Cap Svc2

Investment Requirements mean that You will be limited to your choice of Variable Portfolios and You may be limited in how much You can invest in certain investment options. We impose Investment Requirements to reduce the risk of investment losses that may require us to use our own assets to make guaranteed payments under an Optional Benefit.

You may use an EDCA Fixed Account to invest your target allocation in accordance with the Investment Requirements. Amounts added to the Protected Fixed Account will not be included in the EDCA Program, if elected. If You use an EDCA Fixed Account, 80% of your initial Purchase Payments must be allocated to the EDCA Fixed Account. You may then select Option A – Asset Allocation Model Portfolio or Option B – Built your Own Allocation to transfer amounts as part of the EDCA program. See the Enhanced Dollar-Cost Averaging section in your Prospectus for more details.

Certain Portfolio Companies included in the Investment Requirements, including Portfolio Companies managed by an advisor affiliated with us, employ risk management strategies that are intended to control the portfolio’s overall volatility, and for some Portfolio Companies, to also reduce the downside exposure of the portfolios during significant market downturns. These Portfolio Companies are included under Investment Requirements in part because the reduction in volatility helps us to reduce the risk of investment losses that may require us to use our own assets to make guaranteed payments under an Optional Benefit. At the same time, risk management strategies in periods of high market volatility or other market conditions, could limit your participation in market gains. This may conflict with your investment objectives by limiting your ability to maximize potential growth of your Contract Value and, in turn, the value of any Optional Benefit that is tied to investment performance. You should consult with your financial professional to determine whether these Portfolio Companies align with your investment objectives.

If You elect an Optional Benefit, You will be automatically enrolled in Rebalancing and You will authorize us to automatically rebalance your Contract Value in the Variable Portfolios on a periodic basis. You can modify your rebalancing instructions, as long as they are consistent with the Investment Requirements, by calling ___.

For all Optional Benefits, We may make Variable Portfolios unavailable to You at any time in our sole discretion. You will be notified at least 30 days prior to the date of any change. We may make such modifications at any time when We believe the modifications are necessary to protect our ability to provide guarantees under the Optional Benefit. Our decision to make modifications will be based on several factors including the general market conditions and the style and investment objective of the Variable Portfolios.

* * *

This summary prospectus incorporates by reference the prospectus and Statement of Additional Information (SAI) for the Contract, both dated [ ], as may be amended or supplemented from time to time. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: [  ]